Exhibit 99.1

News Announcement	For Immediate Release
Contact:
Cy Talbot, Chief Financial Officer	Joseph Jaffoni, Ratula Roy
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

Mad Catz Appoints Former Sony Electronics Executive Vice President/Deputy

President, Thomas R. Brown To Board of Directors

- Accomplished Financial Executive to Serve on Audit Committee -

San Diego, California, May 9, 2006 — Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third party video game accessory provider, announced today the appointment of Thomas R. Brown to its Board of Directors. The appointment of Mr. Brown expands the size of the Company’s Board to six members, five of whom are considered independent under the corporate governance standards of the American Stock Exchange. Mr. Brown will also serve on the Board of Director’s Audit Committee.

Brown brings more than 30 years of senior level financial and management experience, including over 16 years with Sony Electronics, to the Company. At Sony, he most recently served as Executive Vice President and Deputy President where he oversaw supply chain operations, including information technology, procurement, North American Manufacturing Operations and finance, logistics and customer service. Prior to joining Sony Electronics in 1988, Brown was Chief Financial Officer at Food Concepts, Inc. for two years and a Senior Manager at Price WaterhouseCoopers for 10 years where he began as a staff accountant and progressed to Senior Manager. Brown is currently the president of Brown Thompson, a San-Diego-based executive search firm.

Patrick Brigham, Chairman of Mad Catz Interactive, Inc., commented on the appointment, “Tom brings a diverse range of relevant experience to the Mad Catz board including a financial and reporting background and supply chain, manufacturing and outsourcing capabilities. His background dovetails extremely well with the Company’s operations and we look forward to the benefit of his counsel and contributions to our Board of Directors.”

Tom Brown added, “Mad Catz products are renown for innovation, quality and value with a strong domestic and growing international retail presence. Through my experience in the consumer electronics industry and sixteen years at Sony we developed solutions for many of the issues that Mad Catz is addressing as it grows its business. I look forward to working

-more-

Thomas Brown Named to Mad Catz Board, 5/9/06	page 2

closely with the Board and management in strategically expanding the business and realizing further efficiencies throughout the organization while maintaining the Company’s core focus on delivering great products.”

Brown currently serves on the Board of Directors for American Technology Corporation (NASDAQ: ATCO), a leading innovator of directed sound products and solutions. He previously served as a Director at Qualcomm Personal Electronics, American Video Glass Company and the San Diego Regional Development Corporation. Brown is also a member of the California State Society of CPAs, Corporate Directors Forum, and the American Institute of CPAs.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information please visit www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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